EX-99.B(d)wraimafee

EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT
WADDELL & REED ADVISORS FUNDS, INC.
FEE SCHEDULE

A cash fee computed each day on net asset value for each Fund at the annual rates listed below:

As Amended and Effective June 30, 1999.

Advisors Accumulative Fund

Net Assets	Fee
Up to $1 billion	0.70% of net assets
Over $1 billion and up to $2 billion	0.65% of net assets
Over $2 billion and up to $3 billion	0.60% of net assets
Over $3 billion	0.55% of net assets

Advisors Science and Technology Fund

Net Assets	Fee
Up to $1 billion	0.85% of net assets
Over $1 billion and up to $2 billion	0.83% of net assets
Over $2 billion and up to $3 billion	0.80% of net assets
Over $3 billion	0.76% of net assets

Effective August 15, 2007

Advisors Core Investment Fund

Net Assets	Fee
Up to $1 billion	0.70% of net assets
Over $1 billion and up to $2 billion	0.65% of net assets
Over $2 billion and up to $3 billion	0.60% of net assets
Over $3 billion and up to $5 billion	0.550% of net assets
Over $5 billion and up to $6 billion	0.525% of net assets
Over $6 billion	0.50%

Effective October 8, 2007

Advisors Bond Fund

Net Assets	Fee
Up to $1 billion	0.475% of net assets
Over $1 billion and up to $1.5 billion	0.45% of net assets
Over $1.5 billion	0.40% of net assets